Exhibit 99.1
DUN & BRADSTREET ANNOUNCES THE APPOINTMENT OF KEITH J. JACKSON TO ITS BOARD OF DIRECTORS

Short Hills, NJ, August 18, 2020: Dun & Bradstreet Holdings, Inc. (“Dun & Bradstreet”) (NYSE:DNB), a leading global provider of business decisioning data and analytics, today announced the appointment of Keith J. Jackson to its Board of Directors. The appointment of Jackson follows the Company’s adoption of a resolution to increase its Board of Directors to nine members.

“We are pleased to welcome Keith to the Dun & Bradstreet Board of Directors. Keith has demonstrated throughout his career the ability to work successfully in different environments, designing and leading strategies which result in value creation,” said William P. Foley II, Chairman, Dun & Bradstreet. “His leadership and experience will provide valuable perspectives as we continue to propel Dun & Bradstreet’s growth strategy, drive profitability and enhance value for all of our shareholders.”

“It’s a great privilege to be joining the board at Dun & Bradstreet, a company with 179 years of history that is focused on helping companies grow and thrive,” said Keith J. Jackson. “I look forward to working with the board and the leadership team as they continue to lead Dun & Bradstreet’s success.”

Jackson is currently President of Positive Atmosphere Reaches Kids (P.A.R.K.), a non-profit organization he founded in 1993 that is headquartered in Little Rock, Arkansas, and works with at-risk youth to provide positive reinforcement for success. He also serves on the board of directors of BancorpSouth Bank and the board of trustees of the University of Oklahoma Foundation.

Background on Keith J. Jackson

Keith J. Jackson was born and raised in Little Rock, Arkansas and attended the University of Oklahoma where he graduated with academic honors and a B.A. in Communications in three and a half years.

In 1988, the Philadelphia Eagles made Jackson the 13th pick of the first round of the National Football League draft. He played in the NFL for nine years and finished his career with a Super Bowl championship with the Green Bay Packers. Jackson later became a broadcast analyst and has since received a number of honors stemming from his athletic career and dedication to his local community.

About Dun & Bradstreet
Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity.
For more information, contact:
Investor Contact:
Debra McCann
973-921-6008
IR@dnb.com

Media Contact:
Lisette Kwong
973-921-6263
KwongL@dnb.com